Asset Size $9.1 billion As of 12/31/22 Market Cap $1.3 billion As of 12/31/22 Total Shareholder Return 13% 1 YR J.D. Power Award S&T Bank ranked #1 in overall customer satisfaction in the Pennsylvania region in the 2022 U.S. Retail Banking Satisfaction Study by J.D. Power. We ranked #1 in the following areas: account offerings, convenience banking, people, and trust. Top Workplaces in the Greater Pittsburgh Region S&T Bank was recognized as a top workplace in Pittsburgh by the Pittsburgh Post-Gazette. Employers were assessed on 15 culture drivers that are critical to the success of any organization, including alignment, execution, and connection. Top Workplaces for Diversity, Equity and Inclusion (DE&I) S&T Bank was named a Top Workplace for Diversity, Equity and Inclusion (DE&I). The national award recognizes top workplaces that promote a welcoming and inclusive culture as well as programs that are made available to employees. Forbes Best-In-State Banks S&T Bank was awarded on the Forbes list of Best-In-State Banks 2022. Consumers assessed banks regarding overall satisfaction, trust, terms and conditions, branch services, digital services, customer service and financial advice. Recognition: 1.48% IN 2022 11.47% IN 2022 Performance: Record Earnings Per Share $3.46 23% 23% Record Net Income $135.5 million 3.51% AS OF 12/31/22 DIVIDEND YIELD 2022 Highlights “2022 was truly a historic year for S&T. We began the year celebrating our 120th anniversary and market leading recognition for customer satisfaction and employee engagement. We have now finished the year with two consecutive quarters of record net income and earnings per share and record full year net income and earnings per share. We look forward to 2023, a transformative year for S&T focused on living our purpose of building a better future together through people-forward banking.” – Chris McComish, Chief Executive Officer